EXHIBIT 99.1

Memphis, TN. Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today the sale of 400,000 shares of its common stock to RREEF America, L.L.C. on behalf of itself and Scudder RREEF Real Estate Fund II, Inc. Net proceeds from the sale, after deducting expenses, are expected to be approximately $12 million. . The sale is being made pursuant to the Company's existing shelf registration statement previously filed with, and declared effective by, the Securities and Exchange Commission. Proceeds from the sale will be used to partially fund the acquisition of Lighthouse Court, a new 501-unit up-scale apartment community located in Jacksonville, FL which the Company expects to acquire on December 3, 2003. Lighthouse Court is a newly developed apartment community within the new golf course community of Fleming Island in the Jacksonville metro. Spread over 48 acres, the community offers residents resort style amenities, large upscale unit interiors averaging 1,110 square feet and detached garages.

Eric Bolton, Chairman and CEO, said "The acquisition of Lighthouse Court is another step towards deploying additional capital in new up-scale properties, in high growth markets, that we believe will deliver robust earnings growth over the next 10 years and continue to balance our diversified portfolio in large, middle and small tier markets throughout the stable southeast and mid-west regions of the country. We have a strong and experienced management team in the Jacksonville area and this newest addition will further enhance our productivity in the market."

"By partially financing the acquisition with a pre-committed and cost efficient direct stock sale, we have been able to avoid any dilution to current dividend coverage while continuing to position the balance sheet for stronger earnings and dividend coverage in 2004 and beyond. This transaction is accretive to current shareholder value and continues our focus on growing value and improving current dividend coverage through disciplined new growth and positioning the portfolio for improving market conditions."

Mid-America Apartment Communities is a NYSE traded multifamily REIT specializing in the acquisition, redevelopment and management of apartment properties throughout the southeast and south central US with 35,233 units under ownership and management. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at 901/682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.